Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Squarespace, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	(2)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock	(2)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Depository Shares	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Subscription Rights	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Units	(2)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
(1)There is being registered hereunder such indeterminate number or amount of Class A common stock, preferred stock, debt securities, depository shares, warrants, subscription rights, purchase contracts and purchase units of Squarespace, Inc. (the “Registrant”) as may from time to time be issued at indeterminate prices and as may be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.
(2)In accordance with Rule 456(b) and Rule 457(r), the Registrant is deferring payment of all of the registration fees and will pay any applicable registration fees on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offer of securities hereunder based on the fee payment rate in effect on the date of such fee payment.